Exhibit 10.46

Non-Employee Directors’ Compensation Summary as of March 2010

Non-employee directors are eligible for the following compensation:

Annual Retainer Fee	$35,000
Committee and Board Meeting Fees	$1,500	per meeting
Committee Chair Annual Retainer Fees:
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$10,000
Nominating and Corporate Governance Committee Chairperson	$10,000
Annual Non-qualified Stock Option Grant*	6,000	options
Annual Restricted Stock Unit Award*	2,000	restricted stock units
Initial Non-qualified Stock Option Grant**	7,500	options
Initial Restricted Stock Unit Award**	2,500	restricted stock units

* Made first as of effective date of appointment to the board, and subsequently, at the time of the Company’s annual meeting, with vesting occurring 25% per year over a four-year period, with first vesting on the anniversary of the grant/award date

** Made as of the effective date of appointment to the board, with vesting occurring 25% immediately on the grant/award date, and 25% per year on the next three anniversaries of the grant/award date

Upon a non-employee director’s termination of service as a director of the Company for reason of Death, Disability or a Change in Control, as defined in the 2000 Equity Incentive Plan and/or an award agreement, the grant/award will be fully vested.  In addition, if at the time of termination of service for any reason other than by reason of Cause, Death, Disability or a Change in Control, as defined in the 2000 Equity Incentive Plan, the non-employee director has completed at least two full terms as a director of the Company, as defined in the Company’s bylaws, the grant/award will be fully vested.

Under our Directors’ Cash Compensation Umbrella Program (previously filed as Exhibit 10.36), non-employee directors are eligible to choose to receive annual retainer fees, committee chair annual retainer fees and meeting fees either in cash, in fully vested restricted stock under the 2000 Equity Incentive Plan, or as deferred compensation under the Company’s Directors’ Deferred Compensation Plan, as amended September 23, 2008 (“Directors’ Deferred Compensation Plan”). The Directors’ Deferred Compensation Plan, which was previously filed as Exhibit 10.28, allows non-employee directors to defer their compensation in the form of rights to acquire the equivalent number of shares of common stock at the end of the deferral period. Non-employee directors continue to receive their respective annual retainer fees, committee chair annual retainer fees, annual non-qualified stock option grants and annual restricted stock awards at the time of the Company’s annual meeting. Non-employee directors receive their initial non-qualified stock option grant and restricted stock unit award, as well as their first annual non-qualified stock option grant and restricted stock unit award, upon the date of the director’s election to the Board of Directors, if other than the annual meeting date.